Local OfficeDoc No.SDILIB1\HJT\367130.04(7v@204!.DOC)Doc PathOrig Doc PathDoc NameAddressee(s)Signer(s)Cause No.PartiesClient No.029280Matter No.0001Client NamePATH ONE NETWORK TECHNOLOGIES INCMatter NameGENERALCaption Bank DocumentDate09/02/98FooterStoreDocument TypeDocumentType

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SDILIB1\HJT\367130.04(7v@204!.DOC)




SDILIB1\HJT\367130.04(7V@204!.DOC)
                   EMPLOYMENT SEPARATION/CONSULTING AGREEMENT
                               AND GENERAL RELEASE


     THIS EMPLOYMENT SEPARATION/CONSULTING AGREEMENT AND GENERAL RELEASE (hereinafter "AGREEMENT") is made and entered into by and between Michael T. Elliott (hereinafter "ELLIOTT") and Path 1 Network Technologies Inc. (hereinafter "PATH 1" or the "Company"), effective as of April 4, 2001, and inures to the benefit of each of PATH 1's current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

                                    RECITALS

     A. ELLIOTT has been through April 4, 2001 PATH 1's President and Chief Executive Officer and a member of PATH 1's Board of Directors.

     B. Notwithstanding and in addition to any other written resignations, by executing this AGREEMENT, ELLIOTT confirms his resignation from his employment with and from all his positions as a director, officer and employee of PATH 1 and its subsidiaries effective 6:00 p.m. April 4, 2001.

     C. As of April 4, 2001, ELLIOTT held options under PATH 1's 1999 Stock Option/ Stock Issuance Plan to purchase shares of PATH 1's Class B common stock ("Options"). As of April 4, 2001, ELLIOTT had acquired vested interests in 163,750 of such Options (the "Vested Options"), and had not yet acquired vested rights in 433,262 of such Options (the "Unvested Options").

     D. ELLIOTT and PATH 1 wish to resolve permanently and amicably any and all disputes arising or which may ever arise out of ELLIOTT's employment with PATH 1.

     E. PATH 1 wishes to retain ELLIOTT as a consultant to the Company beginning April 6, 2001, and ELLIOTT wishes to provide personal services to the Company in return for certain compensation, as more specifically identified herein.

     THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between ELLIOTT, on the one hand, and PATH 1, on the other, as follows:

     1. Incorporation of Recitals. The Recitals and identification of the parties to, and beneficiaries of, this AGREEMENT are incorporated by reference as though fully set forth herein.

     2. Compensation for Employment. PATH 1 agrees to pay to ELLIOTT all of his wages (including accrued and unused vacation time) accrued through April 4, 2001 by no later than April 13, 2001. ELLIOTT agrees that payment on such date is sufficiently timely. The parties agree that this amount is $1,536.21 for accrued and unused vacation time and $6,153.85 for other wages, each before applicable tax withholding.

     Except as expressly provided in this Section 2 and in Section 3, ELLIOTT hereby waives and renounces any and all other amounts which are or may become due to him under his Employment Agreement dated April 7, 2000, and under any other written or oral compensation arrangement, including the "agreements in principle" dated April 4, 2001.

     ELLIOTT acknowledges that effective upon his employment termination he will be unable to continue his participation in PATH 1's 401(k) plan or, except as allowed by COBRA, any other PATH 1 perquisite, employee benefit plan or fringe benefit plan.

     3. Severance.

     (a) PATH 1 agrees to pay ELLIOTT, in arrears on PATH 1's regular paydays, severance pay at a rate of $200,000 per annum (less applicable tax withholding) from April 5, 2001 until the earliest of July 4, 2002 or the date ELLIOTT begins any new regular full-time employment or equivalent service or the date the Consulting Period is terminated "for cause" as defined in Section 8 (the "Severance End Date"). ELLIOTT acknowledges that the $7,692.31 (before applicable tax withholding) direct deposit which he will receive on April 13, 2001 consists of $6,153.85 (before applicable tax withholding) for wages through April 4, 2001 and $1,538.46 (before applicable tax withholding) for severance pay for April 5 and 6, 2001.

     (b) For the purposes of Section 3(a) above:

                  (i) Continuing consultancy under this AGREEMENT shall not, by itself, make an employment not "full time."

                  (ii) "Equivalent service" means a consulting arrangement which is, in terms of time required, nature of duties, level of compensation, and intended/expected permanence, tantamount to regular full-time employment. In the event that a consulting assignment is seen to have become, in hindsight, "equivalent service," ELLIOTT shall repay to PATH 1 all severance pay which he received after such consulting assignment became "equivalent service."

     (c) ELLIOTT acknowledges that he has been provided with forms by which he may maintain his and his eligible dependents' participation in PATH 1's group medical and dental insurance plans pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). PATH 1 agrees that if ELLIOTT timely elects to continue his and his eligible dependents' participation in the Company's group medical and dental insurance plans pursuant to COBRA, the Company will pay COBRA premiums therefor on behalf of ELLIOTT and his eligible dependents until the Severance End Date. Nothing herein shall limit the right of PATH 1 to change the provider and/or the terms of its group medical and/or dental insurance plan at any time hereafter.

     (d) The parties acknowledge and agree that upon execution and delivery of this AGREEMENT all of the Unvested Options shall never become exercisable and never vest, except for 31,250 Options (previously Unvested Options) which are hereby established to be Vested Options. The 31,250 shall be designated so as for the maximum possible number of them to be incentive stock options under the Internal Revenue Code. The parties further agree that the 195,000 Vested Options are hereby amended so that all the Vested Options shall remain exercisable until the earlier of a Corporate Transaction or the 90th day after the end of the Consulting Period (as defined below). The parties further agree that ELLIOTT shall have the opportunity, at any time before the Vested Options cease to be exercisable, to exercise the Vested Options by delivery to PATH 1 of a notice of exercise and a full-recourse promissory note with a principal amount equal to the exercise price of the Vested Options, bearing interest at 10% per annum, due in 12 months, secured by a pledge of the exercise shares and their proceeds.

     (e) PATH 1 agrees to pay ELLIOTT an amount equal to 1% of the gross proceeds (if any) of equity financing which PATH 1 receives after April 4, 2001 and before August 4, 2001 or which under binding contracts entered into after April 4, 2001 and before August 4, 2001 PATH 1 is unconditionally entitled to receive, from (i) the European investors identified on a list separately agreed upon by PATH 1 and ELLIOTT, which before today have expressed preliminary interest in purchasing up to $5 million of PATH 1 equity securities, (ii) if as a result of the continuation of current business activity, SAIC and its affiliates, and (iii) if as a result of the continuation of current business activity, Nomura and its affiliates. PATH 1 has the right to decline such offered equity financing for any reason or no reason, and if so ELLIOTT shall not be entitled to the 1%.

     (f) ELLIOTT acknowledges that he would not be entitled to receive the consideration set forth in this Section 3 but for this AGREEMENT.

     4. No Employment Agreement. The parties acknowledge and agree that this AGREEMENT is not an employment agreement, that the employment relationship between the parties has terminated, and that all prior agreements concerning employment and/or consultancy, whether oral or written, are superseded by this AGREEMENT.

     5. Consulting Agreement.

     5.1 Term.

     (a) PATH 1 agrees that commencing upon April 6, 2001, and continuing through the earlier of the scheduled expiration date of the consultancy or the date of actual termination of the consultancy pursuant to the termination provisions contained in Section 8 hereof, it shall retain ELLIOTT as an independent contractor consultant. The actual period of such consultancy is referred to herein as the "Consulting Period." ELLIOTT agrees to assist PATH 1 as an independent contractor consultant during the Consulting Period.

     (b) The scheduled expiration date of the consultancy is July 4, 2002; provided, however, that the consultancy may be renewed by the parties for one or more additional one-year terms if the parties so agree. If the consultancy is so renewed, the "scheduled expiration date of the consultancy" shall be the last day of the last renewal term.

     5.2 Compensation.

     (a) During the Consulting Period, PATH 1 shall pay to ELLIOTT for his consulting services the gross sum of $1 per full day of consulting services authorized in writing by PATH 1 and actually rendered by ELLIOTT on or before the Severance End Date and the gross sum of $1,500 per full day of consulting services authorized in writing by PATH 1 and actually rendered by ELLIOTT after the Severance End Date. The consulting fee shall be due and payable to ELLIOTT in arrears semimonthly against invoices presented by ELLIOTT. Neither party promises or guarantees to the other any particular level or specific number of consulting days.

     (b) In addition, PATH 1 shall pay to ELLIOTT 1% of the gross proceeds of any equity financing which PATH 1 receives from persons with whom ELLIOTT may be expressly authorized by the Chief Executive Officer of PATH 1 to, during the Consulting Period, initiate contact with regard to equity financing or carry on negotiations with regard to equity financing. ELLIOTT shall be not entitled to the 1% unless the Chief Executive Officer's written authorization expressly identifies the prospective financing source and expressly refers to this 1% opportunity. In addition, ELLIOTT shall not be entitled to the 1% unless PATH 1 receives the money before two months after the end of the Consulting Period or enters into a binding contract before two months after the end of the Consulting Period under which PATH 1 is unconditionally entitled to receive the equity financing; and in any case, the equity financing must be a result of the continuation of the business activity to which ELLIOTT's consulting service with the financing source related. In addition, PATH 1 has the right to decline any offered equity financing for any reason or no reason, and if so ELLIOTT shall not be entitled to the 1%.

     (c) In addition, the parties agree that Path 1 shall grant to ELLIOTT 500 new non-qualified Options for each full day of consulting services authorized in writing by PATH 1 and actually rendered by ELLIOTT. The Options shall be at an exercise price of $4.35 per share of Class B common stock, shall be fully vested and exercisable upon grant, shall remain exercisable until the earlier of a Corporate Transaction or the 90th day after the end of the Consulting Period, and shall otherwise have the same terms and conditions as PATH 1's standard Option grants. Such Options shall be granted on the last day of each calendar quarter with respect to the number of full days of consulting services authorized in writing by PATH 1 and actually rendered by ELLIOTT during such quarter.

     5.3 Duties. During the Consulting Period, ELLIOTT agrees to make himself available to provide oral or written advice and input on PATH 1 business matters, as may be requested of him from time to time in writing by the Chief Executive Officer and/or the Company's Board of Directors. ELLIOTT shall not undertake any financing-seeking or other consulting activities on his own initiative. ELLIOTT shall report only to the Chief Executive Officer, and shall communicate with no other persons inside or outside PATH 1 on behalf of PATH 1, unless specifically directed otherwise by the Chief Executive Officer in writing. ELLIOTT shall comply with all applicable laws in the course of his work. All works of authorship made by ELLIOTT in the course of his duties on behalf of PATH 1 shall be "works made for hire." ELLIOTT agrees that PATH 1 shall own the copyright on such works of authorship with no license back to ELLIOTT, and that PATH 1 shall own the patent rights on all inventions made by ELLIOTT in the course of his duties on behalf of PATH 1 (again with no license back to ELLIOTT). ELLIOTT shall provide all reasonable assistance to PATH 1 in evidencing and prosecuting PATH 1's copyright and patent rights in such works of authorship and inventions.

     5.4 Time Commitment. During the Consulting Period, ELLIOTT shall make himself available to PATH 1 to perform consulting duties on a reasonable, part-time, as-needed basis as requested by the Company. PATH 1 agrees to provide ELLIOTT with reasonable advance notice of its need for his services. ELLIOTT agrees to provide the Company with at least one week's advance notice of any vacation or other planned absence in which ELLIOTT will be unavailable to render consulting services for the Company. PATH 1 and ELLIOTT shall use reasonable efforts to coordinate any scheduling conflicts between ELLIOTT's other activities and engagements and the services to be performed by ELLIOTT for PATH 1.

     5.5 Independent Contractor. ELLIOTT acknowledges that he is an independent contractor, is not an agent or employee of the Company, is not entitled to any Company employment rights or benefits and is not authorized to act on behalf of the Company. ELLIOTT shall be solely responsible for any and all tax obligations of ELLIOTT, including but not limited to, all city, state and federal income taxes, social security withholding tax and other self employment tax incurred by ELLIOTT, and for providing workers' compensation insurance. In the event that any taxing authority seeks to collect taxes, interest and/or penalties from PATH 1 on the consulting compensation paid to ELLIOTT under this AGREEMENT, ELLIOTT will hold PATH 1 harmless from any and all claims for such taxes, interest and/or penalties and will indemnify PATH 1 against any such claims. PATH 1 shall not dictate the work hours of ELLIOTT during the term of this AGREEMENT. The parties hereby acknowledge and agree that PATH 1 shall have no right to control the manner, means, or method by which ELLIOTT performs the services called for by this AGREEMENT. Rather, PATH 1 shall be entitled only to direct ELLIOTT with respect to the elements of services to be performed by ELLIOTT and the results to be derived by PATH 1, to inform ELLIOTT as to where and when such services shall be performed, to limit and identify the persons at PATH 1 with whom ELLIOTT may communicate, and to review and assess the performance of such services by ELLIOTT for the purposes of assuring that such services have been performed and confirming that such results were satisfactory. PATH 1 shall be entitled to exercise broad general power of supervision and control over the results of work performed by ELLIOTT to ensure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.

     5.6 No Agency Relationship. Nothing herein shall be deemed to create an agency relationship between the parties hereto. ELLIOTT understands and agrees that, except as specifically and in writing directed to do so by the Chief Executive Officer and/or the Company's Board of Directors, he is not authorized to bind or to act on behalf of PATH 1, and he agrees not to purport otherwise.

     5.7 Business Expenses. It is expressly understood and agreed that during the Consulting Period, ELLIOTT shall not incur any business expenses without the prior approval of the Chief Executive Officer of the Company. To the extent such business expenses have been approved in advance, PATH 1 shall reimburse ELLIOTT for reasonable business expenses incurred by him as a necessary consequence of his performance of his consulting duties on PATH 1's behalf. ELLIOTT shall submit written requests for reimbursement of said business expenses, together with supporting receipts, on or before the last day of each month of the Consulting Period. Reimbursement of ELLIOTT's business expenses shall be paid in the time and manner which are consistent with the Company's policy concerning employee/consultant business expenses.

     5.8 Business Equipment. PATH 1 shall provide ELLIOTT with the use of a cellular telephone, desktop computer and shared office space at PATH 1's headquarters, all to be useable by ELLIOTT for consulting services hereunder and not for any other purpose.

     5.9 Outside Activities. Subject to Section 3 above, and except as prohibited by the provisions of Section 7 below, it is expressly understood and agreed that during the Consulting Period, ELLIOTT may accept other employment. ELLIOTT may also engage in civic and not-for-profit activities, except as limited by the provisions of Section 7.

     6. Proprietary Information Obligations

     6.1 Agreement. ELLIOTT acknowledges that he is a party to and bound by the terms and conditions of that certain Employee Proprietary Information and Inventions Agreement by and between PATH 1 and him dated April 27, 2000 (the "Proprietary Information Agreement").

     6.2 Remedies. ELLIOTT understands that his duties under the Proprietary Information Agreement survive the termination of his employment with PATH 1 and continue to remain in effect during his consultancy to the Company, and will survive the expiration or termination of this AGREEMENT. ELLIOTT acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

     7. Trade Secrets and Confidential Information/Non-Competition.

     7.1 Valuable Confidential Information. ELLIOTT acknowledges that PATH 1 has invested substantial time, money and resources in the development and retention of its inventions, confidential information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of his employment with the Company ELLIOTT had access to the Company's inventions and confidential information (including trade secrets), and was introduced to existing and prospective customers, accounts and business partners of the Company. The parties acknowledge that in connection with ELLIOTT's provision of consulting services to PATH 1, he may continue to have access to the Company's inventions and confidential information (including trade secrets). ELLIOTT acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to PATH 1, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between ELLIOTT and any existing or prospective customers, accounts or business partners.

     7.2 No Competition During Consulting Period. During the Consulting Period and for a period of 180 days thereafter, ELLIOTT agrees that he will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by, provide services to, or have any business connection with, any other person, corporation, firm, partnership or other entity whatsoever which competes directly or indirectly with the Company throughout the world, in the business of providing guaranteed Quality of Service for applications on packet networks. ELLIOTT agrees that if he is proposing an affiliation of any sort with any other person, corporation, firm, partnership or other entity which might reasonably be considered to so compete with PATH 1, he shall notify PATH 1 in writing so that a determination may be made as to whether such person, corporation, firm, partnership or other entity so competes directly or indirectly with PATH 1. Any such determination will be made by the Board of Directors of PATH 1 in good faith. However, notwithstanding anything above to the contrary, ELLIOTT may own, as a passive investor, securities of any publicly traded competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

     7.3 Non-Solicitation. Until July 4, 2002 and for a period of 180 days thereafter, ELLIOTT agrees not to interfere with the business of the Company by soliciting, inducing, or otherwise causing (i) any employee or consultant of the Company to terminate his or her employment or engagement with the Company, or to reduce his or her time commitment or scope of services provided to the Company, or (ii) any customer or client of the Company to purchase or obtain the products or services of any firm or business organization which competes with the Company. The foregoing restrictions shall apply to ELLIOTT regardless of whether he is acting directly or indirectly, alone or in concert with others. ELLIOTT understands and agrees that he cannot and will not do indirectly that which he cannot do directly.

     7.4 Non-Competitive Board Service. During the Consulting Period, ELLIOTT may serve as a member of the board of directors of any other unaffiliated company that is not in competition with PATH 1, provided that such service does not interfere with the performance of his duties or responsibilities under this or any other agreement between him and PATH 1. ELLIOTT's service as a member of the board of directors of any other company which might reasonably be considered to compete with PATH 1 shall be subject in every case to the approval of the Board of Directors of PATH 1, which approval shall not be unreasonably withheld.

     7.5 Savings Clause. If any restriction set forth above within this section is held to be unreasonable, then ELLIOTT agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. ELLIOTT agrees that during the Consulting Period and for a period of 180 days thereafter, he will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and he will not assist any other person or organization in competing with PATH 1 or in preparing to engage in competition with the business or proposed business of PATH 1.

     7.6 Injunctive Relief. ELLIOTT expressly agrees that the covenants set forth in this Section 7 are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of confidential information to competitors of the Company. ELLIOTT also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of the provisions of this Section 7 by ELLIOTT, and that injunctive relief against ELLIOTT is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, PATH 1 shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys' fees actually incurred for the securing of such relief.

     8. Termination Provisions. ELLIOTT may terminate the consultancy relationship, and end the Consulting Period before its scheduled expiration, upon 60 days' notice in writing to PATH 1, for any reason or no reason. PATH 1 may terminate the consultancy relationship, and end the Consulting Period before its scheduled expiration, immediately at any time by written notice to ELLIOTT if for cause. A termination by PATH 1 "for cause" shall mean a termination based on the Board's good faith and reasonable belief that one or more of the following has occurred:

     (i) ELLIOTT's indictment for or conviction of any felony or of any crime involving dishonesty or moral turpitude.

     (ii) ELLIOTT's participation in any fraud against PATH 1 or its investors.

     (iii) ELLIOTT's breach of any obligations or duties owed to the Company, whether arising under this AGREEMENT or any other binding agreement, including but not limited to the Proprietary Information Agreement. If ELLIOTT's breach is curable, it is agreed that the Company will provide ELLIOTT with written notice of said breach, and seven (7) business days within which to cure said breach.

     (iv) ELLIOTT's unauthorized disclosure or use of Company proprietary or confidential information. It is expressly understood and agreed by the parties that an unauthorized disclosure or use of Company proprietary or confidential information shall not be considered a "curable breach", as described in subsection (iii) above.

     (v) ELLIOTT's violation of any of the non-competition provisions of this AGREEMENT. It is expressly understood and agreed by the parties that any violation of the non-competition provisions of this AGREEMENT shall not be considered a "curable breach", as described in subsection (iii) above.

     (vi) ELLIOTT's refusal to make himself available at the Company's reasonable request to provide consulting services hereunder. It is expressly understood and agreed by the parties that it shall not be a violation of this subsection (vi) if the reason for ELLIOTT's unavailability is new employment, an extended vacation, a conflicting consulting assignment, or any similar good reason.

     (vii) ELLIOTT's intentional, reckless or grossly negligent action materially detrimental to the best interest of PATH 1.

     9. General Release.

     9.1 General Release. ELLIOTT for himself, and his relatives, heirs, executors, administrators, assigns and successors, fully and forever releases and discharges PATH 1 and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and its and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, "Releasees"), with respect to any and all claims, liabilities, causes of action, suits, debts, contracts, agreements, promises, demands, losses, settlements, diminutions in value, judgments, damages, penalties, costs and expenses (including, without limitation, attorneys' fees) of every nature, kind and description, in law, equity or otherwise (collectively, "Claims"), which have arisen, occurred or existed at any time before the signing of this AGREEMENT, including, without limitation, any and all Claims arising out of or relating to ELLIOTT's employment with PATH 1 or the cessation of that employment or his Employment Agreement; provided, however, that ELLIOTT's Vested Options (as amended by Section 3), Claims under his Indemnification Agreement and the Proprietary Information Agreement, and enforcement of this AGREEMENT are not released.

     9.2 Knowing Waiver of Employment Related Claims. ELLIOTT understands and agrees that, without limitation, he is waiving and releasing any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related Claims and causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.

     9.3 Waiver of Civil Code ss. 1542. ELLIOTT expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows, and under all federal, state and/or common-law statutes or principles of similar effect:

                           "A general release does not extend to claims which
                  the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

ELLIOTT expressly agrees and understands that the release given by him pursuant to this AGREEMENT applies to all unknown, unsuspected and unanticipated Claims which ELLIOTT may have against PATH 1 or any of the other Releasees.

     9.4 No Prior Assignments. ELLIOTT represents and warrants that there has been no assignment or other transfer of any interest in any Claim which ELLIOTT may have against PATH 1 or any of the other Releasees, or any of them, and ELLIOTT agrees to defend, indemnify and hold PATH 1 and the other Releasees, and each of them, harmless from any liability, claims, demands, damages, settlements, judgments, penalties, costs, expenses and attorneys' fees incurred by PATH 1 or any of the other Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by PATH 1 and the other Releasees under the indemnity, and that this indemnity shall be payable as incurred and on demand.

     9.5 Denial of Liability and Obligation. This AGREEMENT is not intended to and shall not constitute any admission or concession of any kind by PATH 1 or any other person as to the existence of any liability or obligation to ELLIOTT under any Claim. PATH 1 and the other Releasees specifically deny the existence of any such liability or obligation to ELLIOTT.

     10. Promise to Refrain from Suit or Administrative Action. ELLIOTT promises and agrees that he will never sue PATH 1 or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against PATH 1 or any of the other Releasees (or aid anyone else to do so), with respect to any Claim covered by the release provisions of this AGREEMENT. ELLIOTT agrees that if ELLIOTT violates this Section 10 in any manner or in any manner asserts again PATH 1 or any of the other Releasees, or any of them, any of the Claims released hereunder, then ELLIOTT will pay to PATH 1 and the other Releasees, and each of them, in addition to any other damages caused to PATH 1 and the other Releasees thereby, all attorneys' fees incurred by PATH 1 and the other Releasees in defending or otherwise responding to said Claim.

     11. Full Defense. It is specifically understood and agreed that this AGREEMENT may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, arbitration, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this AGREEMENT.

     12. Assumption of Risk as to Facts. The parties both understand that if the facts with respect to which they are executing this AGREEMENT are later found to be other than or different from the facts both or either of them now believe to be true, they expressly accept and assume the risk of such possible difference in fact and agree that this AGREEMENT shall remain effective despite any difference of fact.

     13. No Outside Representations. No representation, warranty, condition, promise, understanding or agreement of any kind with respect to the subject matter hereof has been made by either party or by anyone else, nor shall any such be relied upon by either party, except those contained herein. There were no inducements to enter into this AGREEMENT, except for what is expressly set forth in this AGREEMENT.

     14. Severability of Release Provisions. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this AGREEMENT shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

     15. Nondisparagement. The parties acknowledge that PATH 1's policy with respect to references is to solely give dates of service. PATH 1 shall continue this policy with respect to reference requests on behalf of ELLIOTT. PATH 1 agrees not to make any statements which are negative or disparaging about ELLIOTT . ELLIOTT agrees not to make any statements which are negative or disparaging about PATH 1 or its past or present directors, officers, employees, agents, stockholders, strategic partners or affiliates.

     16. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them concerning the subject matter of this AGREEMENT which do not appear written herein and that this AGREEMENT contains the entire agreement of the parties on the subject matter hereof and supersedes any and all prior or contemporaneous oral and written negotiations, agreements, promises, commitments and understandings, including the "agreements in principle" dated April 4, 2001 and the Employment Agreement dated April 7, 2000; provided, that the Proprietary Information Agreement and the Indemnification Agreement are in no way superseded. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.

     17. Voluntary Execution. The parties hereby acknowledge that they have read and understand this AGREEMENT and that they sign this AGREEMENT voluntarily and without coercion.

     18. Waiver, Amendment and Modification of AGREEMENT. The parties agree that no waiver, amendment or modification of any of the terms of this AGREEMENT shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this AGREEMENT shall operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power, or privilege. No action taken pursuant to this AGREEMENT shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

     19. Representation by Counsel. The parties acknowledge that they have the right to have been represented by counsel of their own choosing, and that they have entered into this AGREEMENT voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any undersigned attorneys, other than those contained within this AGREEMENT. The parties further agree that if any of the facts or matters upon which they now rely in making this AGREEMENT hereafter prove to be otherwise, this AGREEMENT will nonetheless remain in full force and effect. ELLIOTT acknowledges that Brobeck, Phleger & Harrison LLP, PATH 1's lawyers, has represented PATH 1 only and has not represented or advised him in connection with this AGREEMENT.

     20. California Law. The parties agree that this AGREEMENT and its terms shall be construed under California law.

     21. Agreement to Arbitrate Claims Arising from AGREEMENT. The parties agree that with the exception of disputes and claims identified below, if any dispute arises concerning interpretation and/or enforcement of the terms of this AGREEMENT, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in San Diego, California in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes, effective June 1, 1997 and in accordance with the guidelines delineated by the California Supreme Court in Armendariz v. Foundation Health Psychcare Services, Inc. (2000). Notwithstanding this agreement to arbitrate, neither party shall be precluded from seeking injunctive relief in a judicial forum.

     22. Drafting. The parties agree that this AGREEMENT shall be construed without regard to the drafter of the same and shall be construed as though each party to this AGREEMENT participated equally in the preparation and drafting of this AGREEMENT.

     23. Counterparts. This AGREEMENT may be signed in counterparts and said counterparts shall be treated as though signed as one document.

     24. Return of Company Property. ELLIOTT has returned to PATH 1 his Company credit card, keys and passcard. It is understood and agreed that ELLIOTT shall return all other property in his possession which belongs to or was leased by PATH 1 (or leased to him on PATH 1's account) immediately upon demand therefor. ELLIOTT specifically promises and agrees that, except as may be required and specifically authorized in conjunction with his consulting services (and only during the Consulting Period), he shall not retain copies of any Company documents or files.

     25. Period to Consider Terms of AGREEMENT. ELLIOTT acknowledges that this AGREEMENT was first presented to him on April 13, 2001, that the terms of this AGREEMENT have been negotiated by both parties, and that he is entitled to have 21 days' time in which to consider the AGREEMENT. ELLIOTT acknowledges that he understands that he has the right to obtain the advice and counsel from the legal representative of his choice, and that he executes this AGREEMENT having had sufficient time within which to consider its terms. ELLIOTT represents that if he executes this AGREEMENT before 21 days have elapsed, he does so voluntarily, and that he voluntarily waives any remaining consideration period.

     26. Revocation of AGREEMENT. ELLIOTT understands that after executing this AGREEMENT, he has the right to revoke it within seven (7) days after his execution of it. ELLIOTT understands that this AGREEMENT will not become effective and enforceable unless the seven day revocation period passes and ELLIOTT does not revoke the AGREEMENT in writing. ELLIOTT understands that this AGREEMENT may not be revoked after the seven day revocation period has passed. ELLIOTT understands that any revocation of this AGREEMENT must be made in writing and delivered to PATH 1 within the seven day period, and that if he does so revoke the AGREEMENT, he shall not be entitled to receive any of the benefits described herein.

     27. Effective Date. This AGREEMENT shall become effective (as of April 4,
2001) on the eighth (8th) day after execution by ELLIOTT, so long as ELLIOTT has not revoked it within the time and in the manner specified in Section 26 of this AGREEMENT.



Dated: April 20, 2001                        /s/ Michal T. Elliott
                                        ------------------------------------
                                        MICHAEL T. ELLIOTT



                                        PATH 1 NETWORK TECHNOLOGIES INC.


Dated: April 24, 2001                   By   /s/ Richard B. Slansky
                                        ------------------------------------